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                                                                   EXHIBIT 10.17

             AMENDED AND RESTATED GAMING MACHINE LOCATION AGREEMENT

     THIS AMENDED AND RESTATED GAMING MACHINE LOCATION AGREEMENT (the "Agreement") is entered into as of this 1st day of December, 1995 (the "Effective Date"), between ZINO, INC., a California corporation ("Lessor"), and INLAND CASINO CORPORATION, a Utah corporation, or its successor ("Lessee").

                                    RECITALS

     WHEREAS, Lessor is in the business of leasing video machines and games; and

     WHEREAS, Lessor and Lessee entered into that certain Gaming Machine Location Agreement dated as of July 2, 1993, and now desire to amend, restate, and supersede such agreement as set forth below.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant, and agree as follows:

     1. Lessor will lease to Lessee on a non-exclusive basis machines comprised of, among other types, video pull-tab games, video poker, video keno, and video bingo. The total number of Machines and the types of Machines to be leased shall be in the sole discretion of Lessee.

     2. The parties agree that Lessee shall pay Lessor rent for the lease of the Machines at the rate of Two Hundred Dollars ($200.00) per month per fully operational Machine. If, for any reason, a Machine is inoperable, the lease payment for such Machine shall be pro rated based on the total number of days in a given month that such Machine was fully operational. Each monthly lease payment shall be paid in arrears, shall be due on the first (1st) day of the following month, but shall not be deemed late unless the Lessor has not received the payment by the tenth (10th) day of the month or, if the 10th day is a Saturday, Sunday, or a holiday, by the first business day following the 10th day of the month. Lessor acknowledges and agrees that Lessor shall not have any interest in the proceeds of the Machines. A Machine shall be deemed to be "inoperable" if the Machine is not operating properly and Lessee, through no fault of its own, is unable to repair the Machine within a period of twenty-four
(24) hours.

     3. Lessee at its sole expense shall be responsible for maintaining and repairing the Machines and for providing all supplies and accessories necessary to operate the Machines. Nothing in this paragraph shall be construed to prevent Lessee from returning to Lessor any inoperable Machine. In the event of such a return, Lessor shall promptly provide Lessee with a replacement Machine of Lessee's choice.

     4. The parties acknowledge and agree that if the Barona Band of Mission Indians requests Lessee to remove certain machines in order to meet the requirements of any compact between the Barona Band of Mission Indians and the State of California, in order to induce the State of California to enter into such a compact, or for any other reason determined sufficient by the Barona Band of Mission Indians, Lessor will immediately remove some or all such machines as specified by the Barona Band of Mission Indians. Lessee shall not suffer any penalty, loss, or detriment of any kind, including, without limitation, any further obligation to pay rent to Lessor, by or as a result of any such action.

     5. To the extent that this Agreement constitutes a "collateral agreement" within the meaning of the Indian Gaming Regulatory Act, its regulations, and/or any successor statute or regulation, Lessor shall, at its sole expense, take any and all action necessary to obtain any and all approvals required by or from the National Indian Gaming Commission for Lessor and/or this Agreement. If Lessor does not obtain such approvals within thirty (30) days of the Effective Date of this Agreement or such other time period as may be specified by the National Indian Gaming Commission or any other agency or commission with authority to do

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so, whichever is later, Lessee may, in its sole discretion, terminate this
Agreement without further obligation or liability whatsoever to Lessor.

     6. The premises upon which the Machines will be located is known as the Barona Casino on the reservation of the Barona Band of Mission Indians located at 1000 Wildcat Canyon Road, Lakeside, California, 92040.

     7. It is agreed between the parties that, except as otherwise provided for in this Agreement, Lessor shall retain title to all of the Machines placed at the above location and shall have the right to inspect the Machines during normal business hours and upon reasonable prior notice to Lessee.

     8. The term of this Agreement shall be for two (2) years commencing as of the Effective Date; provided, however, that Lessee may terminate this Agreement, with or without cause, by giving Lessor thirty (30) days prior written notice. Immediately following the expiration of the 30-day period, this Agreement shall terminate.

     9. In the event that Lessee, the Barona Band of Mission Indians, the United States Attorney for the Southern District of California, any governmental official or agency with authority to do so, or any court of competent jurisdiction determines that Lessee may not use the Machines described in this Agreement until there is a compact in effect between the Barona Band of Mission Indians and the State of California covering either the initial Machines supplied by Lessor or replacements thereto as described above, Lessee shall give Lessor written notice of such determination. In the event of such notice, Lessee may elect to immediately terminate this Agreement and to remove all of the Machines from the premises. Neither the determination that Lessee may not use the Machines described in this Agreement until there is such a compact in effect nor the termination of this Agreement under this paragraph shall result in any liability of Lessee to Lessor, including, without limitation, any liability to pay further rent.

     10. Lessor represents and warrants as follows:

          a. Lessor has the corporate power and authority and all licenses, certificates and permits required by governmental authority to enter into this Agreement.

          b. Lessor owns all right, title, and interest in and to the Machines, their component parts, and patents covering the Machines, both issued and pending, including, without limitation, the computer software necessary to operate games on the Machines and that Lessor's ownership is free and clear of any and all liens, encumbrances, and interests of any other person or entity.

          c. No other person or entity, without limitation, has any right, title, interest, or claim in or to Lessor, this Agreement, the Machines, any component parts of the Machines, patents covering the Machines, both issued and pending, as well as any other form of intellectual property.

          d. The execution, delivery and performance of this Agreement, and the execution of any other document related hereto, will not conflict with, or constitute a default or a condition which with the giving of notice or the passing of time or both would constitute a default under any term or provision of any contract, instrument, mortgage, loan, law, trust, judgment, regulation or other restriction to which Lessor is a party or which is applicable to Lessor.

          e. There is no litigation pending or threatened against Lessor that would materially affect Lessor's ability to perform each and every of its obligations under this Agreement or any instrument or agreement related hereto.

          f. Neither Lessor, nor any of its agents, employees, or representatives, have engaged in any conduct that may result in civil or criminal liability with regard to this Agreement or the provision of the Machines to Lessee for the purposes contemplated hereunder.

          g. The representations and warranties contained herein shall be deemed to be continuing covenants of Lessor and shall continue beyond the term of this Agreement or any extension or termination of this Agreement.

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     11. Lessor agrees to indemnify and to hold Lessee, the Barona Band of
Mission Indians, and their respective agents, directors, officers, employees, attorneys, successors, and assigns harmless from and against any and all claims, losses, liabilities, and expenses, including, without limitation, attorney's fees and the costs and expenses of litigation, arising from or in connection with, directly or indirectly, any of Lessor's representations and warranties.

     12. All of Lessor's obligations under this Agreement shall be personally guaranteed by Howard Starr ("Guarantor") who shall execute a personal guarantee in favor of Lessee in substantially the same form as the personal guarantee attached hereto as Exhibit "A". Guarantor shall execute the personal guarantee concurrently with Lessor's execution of this Agreement. Lessee's obligations under this Agreement shall be conditioned upon receipt of Guarantor's executed personal guarantee.

     13. Lessor for itself, its successors, and assigns, fully releases and discharges Lessee, Barona Band of Mission Indians, and their respective officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents of the other (collectively "Agents"), and all related entities, including but not limited to heirs, executors, administrators, personal representatives, assigns, parent subsidiary and sister corporations, affiliates, partners and co-venturers (collectively the "Released Parties"), from all rights, claims, demands, actions or causes of action which Lessor now has or may have against the Released Parties from any source whatsoever, whether or not arising from or related to that certain Gaming Machine Location Agreement dated as of July 2, 1993, except those rights and obligations arising out of this Agreement. Lessor expressly waives all rights under Section 1542 of the Civil Code of the State of California, which Lessor understands provides as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     14. General Provisions.

          a. Incorporation By Reference. The recitals contained herein are incorporated herein by reference as if set forth in full herein.

          b. Effective Date. The "Effective Date" of this Agreement shall be the date first set forth above.

          c. Removal of Machines. Except as provided for in paragraph 4, in the event of any termination of this Agreement by and upon the written request of Lessee, Lessor shall remove all of the Machines from the premises not later than thirty (30) days after such notice of termination. If Lessor fails or refuses to remove the Machines within such 30-day period, Lessee may, in its sole discretion and at Lessor's sole expenses, remove and store the Machines. Following any termination of this Agreement and until such time as all of the Machines are removed from the premises, Lessee may continue to use the Machines as provided herein, and Lessee and Lessor shall remain subject to all of the terms and conditions of this Agreement for so long as any of the Machines remain on the premises.

          d. Notices. All notices, requests, demands, directions, and other communications provided for hereunder (a "Notice") must be in writing and must be sent via certified mail (return receipt requested), personally delivered, or sent by overnight courier to the appropriate party at its or his respective address set forth below or, as to any party, at any other address as may be designated by it in a written notice sent to the other parties in accordance with this paragraph. If any Notice is given by mail it will be effective three (3) calendar days after being deposited in the mails with postage prepaid; if given by overnight mail, when delivered as evidenced by a receipt or if given by person delivery, when delivered.

     Lessor's Address for Notice:         Zino, Inc.
                                          2539 North Balboa Avenue
                                          Tucson, Arizona 85705
                                          Attn: Howard Starr
                                          Phone: (520) 622-5377
                                          Fax:

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     with a copy to:                      Attn:
                                          Phone:
                                          Fax:

     Lessee's Address for Notice:         Lloyd D. Speer, II
                                          Inland Casino Corporation
                                          4225 Executive Square, Suite 1650
                                          La Jolla, California 92037
                                          Phone: (619) 546-9383
                                          Fax: (619) 546-9373

     with a copy to:                      Robert K. Edmunds
                                          Page, Polin, Busch & Boatwright
                                          350 West Ash Street, Suite 900
                                          San Diego, California 92101
                                          Phone: (619) 231-1822
                                          Fax: (619) 231-1996

          e. Headings. The captions and paragraph headings used in this Agreement are inserted for convenience of reference only and are not intended to define, limit or affect the interpretation or construction of any term or provision hereof.

          f. Entire Agreement. This Agreement, together with all exhibits attached hereto and other agreements expressly referred to herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, relating to the subject matter hereof are superseded.

          g. Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by both Lessor and Lessee. No failure of Lessee to enforce its rights, remedies, or options in hereunder shall be deemed to be a waiver of any of its rights, remedies or options hereunder or at law, and Lessee may at any time that a default or breach exists or continues to exist, enforce any or all of its rights, remedies and options arising by reason of such or any other default.

          h. Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable, to any extent, by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term, provision, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          i. Arm's Length Agreement. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including, without limitation, California Civil Code section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

          j. Governing Law. This Agreement shall be governed, construed and enforced in accordance with applicable federal law and, to the extent there is no applicable federal law, then in accordance with the laws of the State of California as applicable to contracts made wholly between residents of California, regardless of the laws that otherwise may be applicable under principles of conflicts of law.

          k. Successors and Assignment. Lessor may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Lessee, which consent shall not be unreasona-

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     bly withheld. Any such assignment in violation of this provision shall be null and void. Subject to the foregoing, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. The parties hereto acknowledge and agree that this Agreement and all related agreements attached to this Agreement as exhibits are not, either individually or collectively, executory contracts and cannot be either assumed or assigned, or both, pursuant to section 365(e)(2) of the United States Bankruptcy Code, 11 U.S.C. sec. 365(e)(2)

          l. Further Assurances. The parties agree to take such further action and execute such documents and instruments as may reasonably be required in order to more effectively carry out the terms of this Agreement and the intentions of the parties.

          m. Attorneys' Fees. In the event any action of brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in said action, including enforcement and collection of any judgment or award rendered therein. Said costs and attorneys' fees shall be included as part of the judgment in any such action.

          n. Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall together constitute one and the same instrument when each party has signed one counterpart.

          o. Time of the Essence. Time is of the essence under this Agreement and any amendment, modification or revision of it.

     IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Gaming Machine Location Agreement as of the date first written above.


                                          "LESSEE"

                                          INLAND CASINO CORPORATION, a Utah
                                          corporation

                                          By: /s/ LLOYD D. SPEER, II
                                          --------------------------------------
                                              Lloyd D. Speer, II
                                          Its: Chairman


                                          "LESSOR"

                                          ZINO, INC., a California corporation

                                          By: /s/ HOWARD STARR
                                          --------------------------------------
                                              Howard Starr
                                          Its: President

                 [SIGNATURE PAGE TO AMENDED AND RESTATED GAMING
            MACHINE LOCATION AGREEMENT DATED AS OF DECEMBER 1, 1995]


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